EXHIBIT 10.45

                                FEDERAL AND STATE
                          INCOME TAX SHARING AGREEMENT


         THIS FEDERAL AND STATE INCOME TAX SHARING AGREEMENT (the "Agreement") in entered into this ___ day of March 2000, among Andrx Corporation, a Florida corporation ("Parent"), and the other corporations that have executed this Agreement as reflected on Exhibit A attached hereto, effective as of the date therein reflected (sometimes referred to herein collectively as "Subsidiaries").

                                   WITNESSETH:

         WHEREAS, Parent and Subsidiaries are members of an "affiliated group" of corporations (as that term is defined in Section 1504, and is used in Section 1501, of the Internal Revenue Code of 1986 (the "Code") of which Parent is the common parent (Parent and Subsidiaries are sometimes referred to herein collectively as the "Group" and individually as the "Member");

         WHEREAS, Parent and Subsidiaries have agreed to file a consolidated federal income tax return in lieu of separate returns;

         WHEREAS, Parent and Subsidiaries have agreed to file a consolidated Florida state income tax return, and, in the future, may elect to file or may be required to file a consolidated state income tax return in other states, and each Member will also file separately in the states in which they, individually, have income tax nexus;

         WHEREAS, Parent and Subsidiaries understand that, under the Code and the Income Tax Regulations (the "Regulations") promulgated thereunder, the method already selected for previous years to allocate the group's consolidated Federal income tax liability cannot be changed without applying for approval from the Internal Revenue Service (the "IRS");

         WHEREAS, Parent and Subsidiaries desire to establish a method for apportioning the Group's consolidated state tax liability among the members of the Group and reimbursing the Parent for payment of both the Group's consolidated federal and the Group's consolidated state tax liability, and other related matters; and

         WHEREAS, Parent and Subsidiaries desire to terminate and replace the FEDERAL INCOME TAX ALLOCATION AGREEMENT entered into January 1, 1997, with this new Agreement, as specified in Paragraph 8 of that Agreement;

         NOW, THEREFORE, Parent and Subsidiaries agree as follows:

         1. Consolidated Federal Income Tax Return to be Filed. Parent and Subsidiaries shall file a consolidated federal income tax return in lieu of separate federal returns with respect to the income tax imposed by Chapter 1 of the Code beginning for the taxable year ending December 31, 2000 and for any subsequent periods for which the Group is required or permitted to make a consolidated federal income tax return. All consolidated federal income tax returns and amendments thereof required or permitted to be filed by the Group, including all consents and elections, shall be prepared and filed by the Parent. Parent shall take all other actions it determines are necessary or appropriate with respect to the Group's federal income tax liability.

         2. Apportionment of Federal Income Tax Liability. The Group's consolidated federal income tax liability shall be apportioned among the members of the Group in accordance with the ratio which that portion of the Group's consolidated taxable income attributable to each Member having taxable income bears to the Group's consolidated taxable income, as provided in Sections 1552(a)(1) and 1552(b) of the Code and

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utilizing the provisions of Regulations Section 1.1552-1(a)(1). (In view of the fact that the Group has filed consolidated federal income tax returns in prior years, with no timely election having been made, this default method is in accordance with Section 1552(a) of the Code and Regulations Sections 1.1552-1(d) and 1.1502-33(d).) The taxable income of each Member shall be adjusted by the amount of any allowable net operating loss carryforward from a separate return limitation year (SRLY) as defined in Regulations Section 1.1502-21(c).

         3. Apportionment of State Income Tax Liabilities. Parent and Subsidiaries acknowledge that the state tax liability apportioned to each Member shall be its separate liability in separate return filing jurisdictions. In states in which the Group has elected to file a consolidated state income tax return (Florida being the only one to date), the Group's consolidated state income tax liability shall be apportioned among the members of the Group in accordance with the ratio which that portion of the Group's consolidated state taxable income attributable to each Member having apportioned state taxable income bears to the Group's apportioned consolidated state taxable income. It is also expressly agreed by each and every Member that, should any Member cause the Group to be become subject to state tax in a unitary state, then that Member causing the nexus and the subjectivity of the Group in that unitary state shall become absolutely liable to each and every Member of the Group for the state income tax each Member incurs in that unitary state, net of the federal tax effect, i.e., currently 65% of the Member's share, including any and all interest and penalties (if either the interest and/or the penalties are not deductible for federal income tax purposes, then 100% thereof). In addition, the Member causing the nexus shall be unconditionally liable to reimburse the Parent and/or each Member for any legal, accounting or other costs that may be incurred vis-a-vis the nexus issue. Payment shall be made in accordance with the method described in Paragraph 5 below.

         4. Compensation for the Use of Deductions, Net Operating Losses and Credits for Federal and State Taxes. Each Member agrees that if any deductions, net operating losses, credits and other tax attributes of that Member cannot be fully utilized by that Member in any given year that the Member generates any or all of these attributes or such attributes become available to the Group, then that Member will not be compensated in that year by other Members for utilization of those attributes. Instead, if and when a Member ever leaves the Group, the Parent may elect to reimburse that Member in the form of a capital investment for which the Parent will receive stock equal to the amount of the Parent's excess loss account, if any, for that Member. If the respective Member is a tracking stock company, then the stock to be received by the Parent shall be in the form of tracking designated shares.

         5. Liability for the Payment of Apportioned Tax Liability. Each Member shall be liable only for (x) the portion of the Group's consolidated federal income tax liability apportioned to it under Section 2 hereof, (y) its separate state income tax liabilities, and (z) the portion of the Group's consolidated state income tax liability apportioned to it, including any liability for causing nexus in a unitary state under Section 3 hereof. Each Member shall pay to Parent all such amounts within thirty (30) days of receipt of a statement from the Parent indicating such amount or amounts. Each Member hereby agrees to indemnify, hold harmless and defend all other Members of the Group from any and all loss, liability, cost, expense or claim of or to the other Members of the group, including, without limitation, the fees of counsel with respect thereto, resulting from or arising from the amounts determined as owed by such Member pursuant to Sections 2, 3 and 4 of this Agreement.

         6. Estimated Tax Payments. Parent may assess each Member for its share of the estimated federal and/or state income tax payments to be made by the Group. Payment of the assessment to the Parent shall be made within thirty (30) days after such assessment. The payment shall be credited against the portion of the Group's consolidated federal income tax liability and the Group's consolidated and/or separate state income tax liability apportioned to the Member under this Agreement.

         7. Effect of Carryback/Carryforward to Year Not Covered by This Agreement. The Parent shall determine whether an election shall be made not to carryback any consolidated net operating loss arising in a consolidated return year (including any portion allocated to a Member under Regulations Section 1.1502-79) in accordance with Section 172(b)(3)(c) of the Code, and/or any comparable state code section.
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         8. Adjustments for Refunds and Deficiencies. If the group's consolidated federal or state income tax liability is adjusted for any taxable period, whether by means of an amended state or federal return, claim for refund, audit by the Internal Revenue Service or state tax department or otherwise, the liabilities of each Member shall be recomputed under Sections 2, 3 and 4, where applicable, to give effect to such adjustments. Parent shall determine the effect of the adjustments and shall provide to the Members of the Group a statement indicating the portion of each adjustment to each Member. If the adjustment results in a refund for any Member, Parent shall pay to such Member the portion of the refund attributable to such Member within ten (10) days after the receipt of the refund. If the adjustment results in a deficiency for any Member, such Member shall pay to Parent the amount of the deficiency attributable to such Member within ten (10) days after receipt of a statement from Parent indicating the amount attributable to such Member. If any interest is to be paid or received as a result of a consolidated federal and/or state income tax deficiency or refund, such interest shall be allocated to the members of the Group in the ratio each Member's portion of the change in the Group's consolidated federal and/or state income tax liability bears to the total change in the Group's consolidated federal and/or state income tax liability. Any penalty shall be allocated upon such basis as Parent deems just and proper in view of all applicable facts in the circumstances.

         9. Termination. This agreement shall apply to the taxable year ending on December 31, 2000 and all subsequent taxable periods, unless Parent and Subsidiaries terminate this Agreement in writing. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods to which this Agreement applies. Failure of one or more parties hereto to qualify by meeting the definition of an "affiliated group" under Section 1504 of the Code shall not operate to terminate this Agreement with respect to the other parties hereto so long as two or more parties hereto continue to qualify.

         10. Availability of Records. All materials, including, but not limited to, returns, supporting schedules, work papers, correspondence and other such documents, relating to the Group's consolidated federal and state income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any Member that was included in the return during Parent's regular business hours for seven (7) years after the date the return was filed.

         11. Member Leaving Group. Any Member which leaves the Group shall continue to be bound by this Agreement. Any tax allocation/sharing or similar agreement subsequently entered into by any Member leaving the Group, should incorporate this Agreement therein.

         12. Additional Members of the Group. Parent and Subsidiaries recognize and acknowledge that from time to time other corporations may become members of the affiliated group (as that term is defined in Section 1504 of the Code) comprised of the Parent and Subsidiaries and hereby agree that each of those corporations shall become a party to this Agreement by executing an Addendum Agreement under which the corporation becomes one of the Subsidiaries and a Member under this Agreement as though it was an original party hereto. For this purpose, the then existing members of the Group hereby expressly bind themselves to the Addendum Agreement by Parent's execution of the Addendum Agreement without further action on their part.

         13. Entities Other Than Corporations. Included in the Andrx Group are limited liability companies and a foreign sales corporation. This Agreement shall apply to those entities only where federal and/or state tax laws make it applicable. In those instances where they do apply, then this Agreement shall govern in those situations.

         14. Party responsible for Preparation of Tax Allocation and Computations. Any tax allocations and/or computations required to be made will be prepared by Parent.

         15. Miscellaneous. This agreement shall be binding upon and inure to the benefit of Parent and its successors and each of the Members and their respective successors. This Agreement shall be construed under and governed by the laws of the State of Florida.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written above, but to be effective as indicated on Exhibit A.

Andrx Corporation                             Andrx Finance Corp.

By:________________________                   By:_______________________

Its:________________________                  Its:_______________________


                    [SIGNATURES CONTINUE ON FOLLOWING PAGE]

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Anda, Inc.                                    Anda Generics Nevada, Inc.

By:________________________                   By:_______________________

Its:________________________                  Its:_______________________


Cybear, Inc.                                  Aura Laboratories, Inc.

By:________________________                   By:_______________________

Its:________________________                  Its:_______________________


Andrx Pharmaceuticals, Inc.                   Andrx Pharmaceuticals (NJ), Inc.

By:________________________                   By:_______________________

Its:________________________                  Its:_______________________


Andrx Foreign Sales Corp.                     Andrx Pharmaceuticals #1, L.C.

By:________________________                   By:_______________________

Its:________________________                  Its:_______________________


Anda Sales, Inc.                              Andrx Pharmaceuticals Sales, Inc.

By:________________________                   By:_______________________

Its:________________________                  Its:_______________________


Aura Pharmaceuticals, Inc.                    Cybearclub, L.C.

By:_______________________                    By:________________________

Its:_______________________                   Its:________________________


SR Six, Inc.                                  Telegraph Consulting Corp.

By:_______________________                    By:________________________

Its:_______________________                   Its:________________________

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